Exhibit 99.1

    Jacuzzi Brands Announces First Quarter 2005 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Feb. 9, 2005--Jacuzzi
Brands, Inc. (NYSE: JJZ)

                 Q1 FY 2005 Highlights vs. Q1 FY 2004:

    --  Net Earnings Up 58.8% to $5.4 Million

    --  Net Sales Increased 3.1% to $313.1 Million

    --  Net Earnings Rose to $0.07 Per Share from $0.04 Per Share

    Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced earnings for the first quarter ended January 1, 2005. Net sales for the first quarter of fiscal 2005 (13-week period) increased 3.1% to $313.1 million from net sales of $303.8 million for the first quarter of fiscal 2004 (14-week period). Operating income for the fiscal 2005 first quarter decreased to $19.0 million from operating income of $19.7 million for the first quarter of fiscal 2004. Net earnings for the first quarter of fiscal 2005 rose 58.8% to $5.4 million, or $0.07 per share, from $3.4 million, or $0.04 per share, in the first quarter of fiscal 2004.
    The Company noted that it achieved an increase in consolidated net sales even though the first quarter of fiscal 2005 was composed of 13 operating weeks, compared to 14 weeks in the first quarter of fiscal 2004. The Company reports operating results using a 52/53-week fiscal year; fiscal 2004 was a 53-week year, with the extra week falling in the first quarter.
    Higher consolidated net sales in the first quarter of fiscal 2005 were driven primarily by the 14% increase in Plumbing Products sales. Sales were also supported by $7.3 million in favorable currency exchange rate fluctuations. Fiscal 2005 and fiscal 2004 first quarter operating income included restructuring charges totaling $2.8 million ($1.8 million, net of tax, or $0.02 per share) and $2.7 million ($1.6 million, net of tax, or $0.02 per share), respectively. Operating income for the first quarter of fiscal 2005 also included higher costs associated with global branding initiatives and new product development in the Bath Products segment, an overall increase in raw material and freight costs, and higher corporate expenses.



Bath Products -

                                                3 Months Ended
                                         -----------------------------
                                          January 1,     January 3,
                                              2005           2004
                                         -------------- --------------
                                                  (in millions)
Net Sales                                   $212.5         $211.9
Operating Income                              $2.8           $6.0
Capital Expenditures                          $3.1           $2.3
Depreciation & Amortization                   $4.0           $3.6


    Sales in the Bath Products segment increased slightly in the first quarter of fiscal 2005 in comparison with the same period in fiscal 2004. A $7.3 million foreign currency benefit was largely offset by a decline in Eljer(R) branded sales relating primarily to previously announced product rationalizations. Year-over-year comparisons are impacted by the additional week in the first quarter of fiscal 2004. Overall sales in the Bath Products segment are expected to increase in fiscal 2005 as a result of our new product introductions and enhanced marketing initiatives, but will be partially offset by decreases in sales of Eljer products resulting from our product rationalization plan.
    Operating income in the Bath Products segment decreased $3.2 million in the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004. The decrease was primarily due to higher costs for freight and raw materials and higher selling, general and administrative expenses. Selling, general and administrative expenses increased by $2.4 million primarily as a result of the new product introductions, greater investment in marketing the JACUZZI(R) brand and start-up costs associated with the expanded stainless steel sink plant in Malta. These product and marketing investments were undertaken in a seasonally slow period so that the Company could enjoy their benefits beginning in the second quarter of fiscal 2005, and should be recovered through higher sales later in the year. Margin expansion initiatives, such as alternative materials sourcing and product price increases, were also put in place during the first quarter of fiscal 2005.
    Capital expenditures are up in the first quarter of fiscal 2005 versus prior year's first quarter due to the completion of the previously announced Malta stainless steel sink plant expansion.
    "First quarter fiscal 2005 was largely a time of investment in our new global branding initiatives and product line development," said Donald C. Devine, Jacuzzi Brands President and Chief Operating Officer. "Already in 2005 we've launched several new product lines, including the high-end Morphosis whirlpool baths, the JACUZZI(R) 200 Series spas and a new line of stainless steel sinks. We also plan to update the entire SUNDANCE(R) branded spa line later this quarter. We will continue to invest in products that improve our product mix and overall profitability."
    Operating income included restructuring charges of $2.8 million in the first quarter of fiscal 2005 and $2.4 million in the first quarter of fiscal 2004. The fiscal 2005 restructuring charges related to the previously announced closings and downsizing of certain Eljer manufacturing facilities as well as the consolidation of administrative functions into the Dallas, TX shared services center. The Company expects to incur approximately $3.8 million in additional restructuring charges related to these initiatives during the remaining three quarters of fiscal 2005. First quarter fiscal 2005 operating results for Bath Products benefited from $0.7 million in favorable exchange rates when compared to the first quarter of fiscal 2004.



Plumbing Products -

                                          3 Months Ended
                             -----------------------------------------
                                 January 1,           January 3,
                                     2005                 2004
                             -------------------- --------------------
                                           (in millions)
Net Sales                           $76.8                $67.2
Operating Income                    $15.2                $12.2
Capital Expenditures                 $0.9                 $0.7
Depreciation & Amortization          $1.2                 $1.3


    Sales in the Plumbing Products segment increased 14.3% to $76.8 million in the first quarter of fiscal 2005 compared to the same period last year despite the extra week of sales in the first quarter of fiscal 2004. The higher sales were driven by growth in the Company's principal markets, rising acceptance of our superior sensor technology, the market's continued conversion from copper pipe to PEX tubing in plumbing applications, and the full realization of price increases implemented during the latter half of fiscal 2004.
    Operating income for the first quarter of fiscal 2005 increased 24.6% to $15.2 million (19.8% of sales) from $12.2 million (18.2% of sales.) Strong sales volume and favorable pricing more than offset higher scrap iron and steel costs. The Company's initiatives targeting raw material sourcing have also made a positive contribution to overall margins.


Rexair -

                                           3 Months Ended
                             -----------------------------------------
                                   January 1,          January 3,
                                       2005                2004
                             --------------------- -------------------
                                             (in millions)
Net Sales                             $23.8               $24.7
Operating Income                       $6.5                $6.0
Capital Expenditures                   $0.1                $0.7
Depreciation & Amortization            $0.8                $0.7


    Rexair's sales decreased slightly in the first quarter of fiscal 2005 compared to the same quarter of fiscal 2004 as a result of the shorter 13-week reporting period and the impact of the new "Do Not Call" legislation on domestic sales. This legislation restricts the calling of referred customers without first obtaining permission. Rexair is launching alternative strategies to replace appointments lost due to this legislation, such as setting up appointments while still in the home, registering people at trade shows, and door-to-door registrations.
    Rexair's first quarter fiscal 2005 operating income increased to 27.3% of sales from 24.3% of sales in the same period last year because fiscal 2004 included costs related to the launch of the new e2 RAINBOW(TM).
    Corporate Expenses and Other - Corporate expenses increased to $5.5 million in the first quarter of fiscal 2005 from $4.5 million in the first quarter of fiscal 2004 as a result of reduced pension income due to a lower discount rate and increased amortization of net actuarial losses ($0.9 million), increased audit and other fees associated with Sarbanes-Oxley compliance ($0.4 million), and amortization associated with various option exchange and buy back programs implemented over the last twelve months ($0.6 million), partially offset by decreased professional fees ($0.7 million).
    Interest expense in the first quarter of fiscal 2005 declined by $0.9 million, from the first quarter of fiscal 2004, reflecting the Company's reduced debt levels and lower interest rates realized as a result of the June 2004 bank amendment. Interest income increased by $0.5 million as a result of interest received from an Italian tax refund.
    Total debt (notes payable, current maturities of long-term debt and long-term debt) at January 1, 2005 of $476.1 million increased slightly from October 2, 2004 levels of $471.8 million. Net debt (total debt of $476.1 million less cash and cash equivalents of $37.2 million at January 1, 2005 and total debt of $471.8 million less cash and cash equivalents of $39.6 million at October 2, 2004) also increased to $438.9 million at January 1, 2005 from $432.2 million at October 2, 2004. Both total and net debt increased slightly primarily due to increases in our working capital levels resulting from the recent introduction of new product lines, increased sales volume and an increase in overseas sourcing of products. The overseas sourcing increases inventory lead times, requiring additional stocking levels.
    Free cash flow (cash flow used in operating activities of $3.9 million plus capital spending, net of asset sales, of $4.2 million) was ($8.1) million for the first quarter of fiscal 2005. This negative free cash flow was primarily the result of the increased working capital levels discussed above. A stable debt profile combined with increased earnings continues to move the Company closer towards its goal of achieving investment grade ratios.
    Taxes - Our fiscal first quarter 2005 tax provision rate of 37% is 2% below last year's rate. The reduced rate in fiscal 2005 is the result of decreases in certain foreign taxes and our ability to increase the utilization of foreign tax credits. This lower rate should benefit full year fiscal 2005 earnings by approximately $0.02 per share.

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are pleased with our overall results during the first quarter of fiscal 2005. In fiscal 2005 we intend to raise spending on new product development and marketing to support our brands as part of our strategy to improve product mix and overall profitability. We continue to monitor commodity prices and are confident that our ongoing initiatives will mitigate the impact that these rising costs might have on our operating results. We also believe that our U.S. businesses are supported by a variety of favorable macroeconomic trends in both the residential and commercial markets that more than offset the impact of modestly rising interest rates. The residential markets in both the U.K. and Europe, however, are sluggish as compared to a year ago."
    Adjusting for the $0.02 per share favorable tax rate, the Company expects to report net earnings for its fiscal year ending September 30, 2005 of between $0.63 to $0.67 per share, which will include restructuring charges of $0.06 per share related to plant closings and other actions initiated last year. Excluding these charges, net earnings from continuing operations for fiscal 2005 are expected to be in a range of $0.69 to $0.73 per share.

    Conference Call

    The Company will host a conference call on February 9, 2005 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through March 9, 2005 by calling (402) 220-0185. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through March 9, 2005.
    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2005 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, free cash flow, and the forecasted fiscal 2005 net earnings per share excluding restructuring charges are non-GAAP financial measures, which exclude certain charges. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include, but are not limited to, restructuring charges, net of tax. Free cash flow excludes capital spending, net of asset sales, from cash flow from operating activities. The forecasted fiscal 2005 net earnings per share excluding restructuring charges excludes restructuring charges to be incurred in fiscal 2005. Adjusted earnings from continuing operations and related per share information, along with free cash flow and forecasted net earnings per share excluding restructuring charges, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, free cash flow and the forecasted fiscal 2005 net earnings per share excluding restructuring charges, should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, cash flow from operations, net earnings, or earnings per share from continuing operations as reported in the Balance Sheets and Statements of Earnings in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, cash flow from operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.

    See attached tables.



                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)


                                                  Three Months Ended
                                              ------------------------
                                              January 1,   January 3,
                                                 2005         2004
                                              -----------  -----------
                                                    (Unaudited)

Net sales                                         $313.1       $303.8
Operating costs and expenses:
 Cost of products sold                             217.6        211.7
 Selling, general and administrative expenses       73.7         69.7
 Restructuring charges                               2.8          2.7
                                              -----------  -----------

Operating income                                    19.0         19.7

Interest expense                                   (12.1)       (13.0)
Interest income                                      1.0          0.5
Other income (expense), net                          0.7         (0.7)
                                              -----------  -----------

Earnings before income taxes                         8.6          6.5
Provision for income taxes                          (3.2)        (2.5)
                                              -----------  -----------

 Earnings from continuing operations                 5.4          4.0
                                              -----------  -----------

Loss from discontinued operations, net of
 tax benefit of $0.2                                   -         (0.6)
                                              -----------  -----------

   Net earnings                                     $5.4         $3.4
                                              ===========  ===========

Basic earnings (loss) per share:
 Continuing operations                             $0.07        $0.05
 Discontinued operations                               -        (0.01)
                                              -----------  -----------
                                                   $0.07        $0.04
                                              ===========  ===========
Diluted earnings (loss) per share:
 Continuing operations                             $0.07        $0.05
 Discontinued operations                               -        (0.01)
                                              -----------  -----------
                                                   $0.07        $0.04
                                              ===========  ===========




                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)



                                                 January 1, October 2,
                                                     2005       2004
                                                 ----------- ---------
                                                 (Unaudited)
                                  ASSETS
Current assets:
 Cash and cash equivalents                            $37.2     $39.6
 Trade receivables, net                               223.6     247.7
 Inventories                                          215.6     195.4
 Deferred income taxes                                 30.7      30.3
 Assets held for sale                                   3.6       3.6
 Other current assets                                  29.2      23.7
                                                 ----------- ---------

   Total current assets                               539.9     540.3

Property, plant and equipment, net                    127.0     124.9
Pension assets                                        150.5     150.3
Insurance for asbestos claims                         171.0     171.0
Goodwill                                              285.2     281.7
Other intangibles, net                                 59.4      59.7
Other non-current assets                               43.6      43.9
                                                 ----------- ---------
TOTAL ASSETS                                       $1,376.6  $1,371.8
                                                 =========== =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                                        $24.5     $21.1
 Current maturities of long-term debt                   4.8       3.9
 Trade accounts payable                               105.1     123.7
 Income taxes payable                                  21.9      18.3
 Accrued expenses and other current liabilities       132.9     134.4
                                                 ----------- ---------

   Total current liabilities                          289.2     301.4

Long-term debt                                        446.8     446.8
Deferred income taxes                                  23.7      25.1
Asbestos claims                                       171.0     171.0
Other non-current liabilities                         138.5     138.4
                                                 ----------- ---------

   Total liabilities                                1,069.2   1,082.7

Commitments and contingencies
Stockholders' equity                                  307.4     289.1
                                                 ----------- ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $1,376.6  $1,371.8
                                                 =========== =========




                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)


                     Bath    Plumbing          Corporate  Consolidated
                   Products  Products  Rexair  and Other     Total
                   -------- ---------  ------ ----------  ------------
Net Sales
First Quarter 2005   $212.5     $76.8   $23.8         $-        $313.1
              2004    211.9      67.2    24.7          -         303.8
----------------------------------------------------------------------
Total Operating
 Income (Loss)
First Quarter 2005     $2.8     $15.2    $6.5      $(5.5)        $19.0
              2004      6.0      12.2     6.0       (4.5)         19.7
----------------------------------------------------------------------
Capital
 Expenditures
First Quarter 2005     $3.1      $0.9    $0.1       $0.1          $4.2
              2004      2.3       0.7     0.7        0.2           3.9
----------------------------------------------------------------------
Depreciation and
 Amortization
First Quarter 2005     $4.0      $1.2    $0.8       $1.2          $7.2
              2004      3.6       1.3     0.7        0.2           5.8
----------------------------------------------------------------------
Restructuring Charges Included In
 Operating Income (Loss)
First Quarter 2005     $2.8        $-      $-         $-          $2.8
              2004      2.4         -       -        0.3           2.7
----------------------------------------------------------------------




                         Jacuzzi Brands, Inc.
      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                                     3 Months Ended
                                                     January 1, 2005
                                                    ------------------
                                                        $       EPS
                                                    --------- --------
Earnings from continuing operations                     $5.4    $0.07

 Restructuring charges, net of tax                       1.8     0.02
                                                    --------- --------
Adjusted earnings from continuing operations            $7.2    $0.09
                                                    ========= ========

                                                     3 Months Ended
                                                     January 3, 2004
                                                    ------------------
                                                        $       EPS
                                                    --------- --------
Earnings from continuing operations                     $4.0    $0.05

 Restructuring charges, net of tax                       1.6     0.02
                                                    --------- --------
Adjusted earnings from continuing operations            $5.6    $0.07
                                                    ========= ========

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608